Exhibit 99.1

B2Digital’s B2 Fighting Series 134 Rocks Another Sold-Out Crowd in Bowling Green

TAMPA, FL, September 29, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to report that B2FS 134 was a tremendous success in front of a sold-out crowd at the Sloan Convention Center in Bowling Green, Kentucky this past Saturday night, producing one of the best nights of exciting MMA action so far this year.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “B2FS 134 promised and provided non-stop excitement for a sold-out crowd in Bowling Green. In the fight of the night – and possibly a candidate for fight of the year – Will Baker TKO’d a very game Bryant Haynes in the fight’s fifth and final round, maintaining his undefeated status and taking over as the new B2 Fighting Series Amateur Bantamweight Champion.”

B2FS 134 featured 17 professional and amateur fights, including 4 title fights. The main event continued to elevate the prospects of emerging Canadian talent James Clarke, who won his 5th fight in a row, retaining the B2 Fighting Series Pro Flyweight Title via first-round submission over Donnie Ballou.

B2’s Matchmaker, Higdon, believes that all eyes will now be on James Clarke as a fighter with strong prospects for a move up to the Big Show after Saturday’s strong performance and Clarke’s dominant winning streak in the cage.

“As I said last week, it seems like every time we come back to Sloan, we see something amazing,” commented Greg P. Bell, CEO of B2Digital. “That trend was only reinforced this past weekend. Wow, what a night! It was also another sold-out crowd, reinforcing our live event growth trend as well, which is directly reflective of the growth of the B2 Fighting Series brand in 2021. That will set the stage for a big night this coming Saturday as we head to West Virginia for a series of special matchups.”

The B2 Fighting Series will be back in action this coming Saturday in Summersville, West Virginia for another monster night of Live MMA. For those who missed out on B2FS 134 in Bowling Green, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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